Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by Microlin Bio, Inc., a Delaware corporation with its principal business address at 302A West 12th Street Suite 114 New York, NY 10014 (the “Company”), and Joseph Hernandez, an individual residing at 635 West 42nd Street Apt. 11K (the “Executive”) July 15th, 2013 (the “Commencement Date”).

The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.           Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, subject to the terms and conditions herein set forth.

2.           Term of Employment. The term of the Executive’s employment hereunder shall commence on the Commencement Date and, unless sooner terminated in accordance with the provisions of Section 5 hereof, end four 4) years after the Commencement Date (such four (4) year term being referred to as the “Initial Term”). Notwithstanding anything to the contrary contained in the preceding sentence, this Agreement shall be automatically renewed for successive one-year terms (each such one-year term a “Renewal Term”), unless sooner terminated in accordance with the provisions of Section 5 hereof, or unless either party gives to the other party written notice of intent not to renew the Agreement at least sixty (60) days prior to the end of the Initial Term or any Renewal Term. For the purposes of this Agreement, the Initial Term and each Renewal Term shall collectively be referred to as the “Employment Period.”

3.           Title and Capacity.

3.1           During the Employment Period, the Executive shall serve as Executive Chairman and Chief Executive Officer and Board Member of the Company. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the Board of Directors of the Company (the “Board”).

3.2           The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Executive. The Executive agrees to devote substantially all the Executive’s working time and business attention to the business and interests of the Company during the Employment Period. Notwithstanding the forgoing, the Executive may continue to serve in existing board positions, including as Chairmanship roles for the companies listed in Annex A provided that the time Executive spends on such obligations does not interfere with his role at the Company The Executive agrees to abide by all reasonable rules, regulations, instructions, personnel practices and policies of the Company and changes therein which may be adopted from time to time by the Company, once the Company provides written copies of all such rules, regulations, instructions, personnel practices and policies to the Executive.

4.           Compensation and Benefits.

4.1           Salary. The Company shall pay the Executive an annual salary of $460,000, to be paid in accordance with the Company’s payroll practices commencing immediately at the Commencement Date and continuing for the duration of the Employment Period (“Annual Salary”). The Executive shall be subject to Annual Salary review by the Board.

4.2           Incentive Unit Awards. The Executive shall receive a grant of [______]1 Units in the Company (the “Units”) in accordance with an Incentive Units Agreement to be entered into by the Company and Executive in substantially the form attached hereto as Annex B (the “Incentive Units Agreement”). The Units will be subject to the terms and conditions of the Incentive Units Agreement.

4.3           Yearly Bonus. Each calendar year during the Employment Period, the Executive shall be eligible to receive a performance-based cash bonus as determined by the Board in good faith (the “Annual Bonus”) and estimated to be equivalent to fifty percent (50%) of the Executive’s Annual Salary. The amount, if any, of such Annual Bonus for each such calendar year shall be determined based upon the Company’s attainment of reasonable performance goals approved by the Board in its sole discretion. Each such Annual Bonus shall be payable in a lump sum cash amount during the calendar year following the year for which such Annual Bonus is earned.

4.4           Fringe Benefits. The Executive shall be entitled to Life and Disability insurance coverage and participate in all benefit programs that the Company establishes and makes available to its employees to the extent that Executive’s position, tenure, salary, age, health and other qualifications make the Executive eligible to participate. In addition, the Company will reimburse the Executive for the out of pocket cost for supplemental Life and Disability Insurance premiums in an amount not to exceed $10,000 per year.

4.5           Vacation and Leave. Each calendar year during the Employment Period, the Executive shall be entitled to eight (8) weeks paid vacation time pursuant to the Company’s policies applicable to senior executives of the Company, as in effect from time to time. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

4.6           Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of the Executive’s duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and such other supporting information as the Company may request, or as may be consistent with standard Company practices.

1 Note: Number is intended to represent 1.5% of the outstanding equity interests of the Company on the date of this Agreement

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5.           Employment Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

5.1           Expiration of the Employment Period in accordance with Section 2;

5.2           At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive. For the purposes of this Section 5.2, “Cause” for termination shall be deemed to exist upon the occurrence of one or more of the following events:

(a)	a material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between the Executive and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition), which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of sixty (60) days following receipt of written notice from the Board specifying the nature of such breach;

(b)	the commission by the Executive of any act of embezzlement, fraud, larceny or theft on or from the Company;

(c)	substantial and continuing neglect or inattention by the Executive of the duties of the Executive’s employment, refusal to perform the lawful and reasonable directives of the Board or the willful misconduct or gross negligence of the Executive in connection with the performance of such duties which remains uncured for a period of sixty (60) days following receipt of written notice from the Board specifying the nature of such breach;

(d)	the commission by the Executive of any crime involving moral turpitude or a felony; and

(e)	the Executive’s performance or omission of any act which, in the judgment of the Board, if known to the customers, clients, stockholders or any regulators of the Company, would have a material and adverse impact on the business of the Company.

5.3           Upon the death or disability of the Executive. As used in this Agreement, the term “disability” shall mean the inability of the Executive, due to a physical or mental disability, to perform the essential functions contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties. In the event the Executive experiences a disability, the Executive’s employment with the Company shall terminate effective on the later of the 30th day after receipt of such notice by the Executive, the date specified in such notice, or such longer period required by law, if later, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

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5.4           At the election of the Executive, upon not less than thirty (30) days prior written notice of termination for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean any of the following:

(a)	a material breach of this Agreement by the Company;

(b)	a material and substantial reduction of the Executive’s responsibilities that is inconsistent with the Executive’s status as a senior executive of the Company; or

(c)	the requirement by the Company that the Executive perform any act or refrain from performing any act that would be in violation of applicable law.

However, none of the foregoing events or conditions will constitute Good Reason unless: (x) the Executive provides the Company with written objection to the event or condition within 90 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) the Executive resigns his employment within 30 days following the expiration of that cure period.

5.5           At the election of the Executive, upon not less than thirty (30) days prior written notice of termination other than for Good Reason; or

5.6           At the election of the Company, otherwise than for Cause as set forth in Section 5.2 above, upon written notice of termination.

6.           Effect of Termination.

6.1           Termination by the Company for Cause or at the Election of the Executive Other than for Good Reason. If the Executive’s employment is terminated for Cause pursuant to Section 5.2, or at the election of the Executive other than for Good Reason pursuant to Section 5.5, the Company shall pay to the Executive the Annual Salary through the date of such termination not theretofore paid and any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Sections 4.4, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

6.2           Termination for Death or Disability. If the Executive’s employment is terminated by death or because of disability as determined pursuant to Section 5.3, then the Executive or, as applicable, his estate or other legal representative, shall be entitled to receive the amounts described in Section 6.1, including any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements provided pursuant to Section 4.4 (including without limitation any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

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6.3           Termination at the Election of the Company Other Than For Cause or the Executive for Good Reason. If on or after the effective date, the Executive’s employment is terminated pursuant to Section 5.6 at the election of the Company other than for Cause, or pursuant to Section 5.4 by the Executive for Good Reason (but not by reason of the Executive’s death, disability, termination by the Company for Cause or termination by the Executive without Good Reason), then, in addition to the payments described in Section 6.1, and subject to Sections 6.4 and 6.5, on or before the 60th day following the date of termination, the Company shall continue to pay to the Executive severance payment in the amount equal to twenty four (24) months ofthe Executive’s Annual Salary as in effect immediately prior to the date of termination, payable in a lump sum.

6.4           Section 409A. (a) Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 6.3 unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and U.S. Department of Treasury regulations and other interpretive guidance thereunder (“Section 409A”) and unless, on or prior to the 60th day following Executive’s date of termination (A) the Executive executes a waiver and release of claims agreement in the Company’s customary form which is reasonably satisfactory to both the Company and the Executive and (B) such waiver and release of claims agreement shall become effective prior to such 60th day; and (ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 6.4(ii) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(b)          To the extent that any reimbursement of any expense under Sections 4.6, or 6.1 or in-kind benefits provided under this Agreement are: (1) deemed to constitute taxable compensation to the Executive and (2) otherwise deductible under Section 162 or 167 as business expenses incurred in connection with the performance of Executive’s services, such amounts will be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred. The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, the Executive’s right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit, and the Executive may not, directly or indirectly, designate the calendar year of payment. No acceleration of the time and form of payment of any nonqualified deferred compensation to the Executive shall occur unless and to the extent permitted by Section 409A. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

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7.           Restrictive Covenants.

7.1           Confidentiality.  The Executive agrees that he will not during the Employment Period or for a period of twelve (12) months thereafter divulge to anyone (other than the Company or any persons designated by the Company) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, trade secrets, business strategies, marketing and distribution plans as well as ideas, proposals, and plans described in Section 7.2 below. The Executive further agrees that he will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of the Executive’s duties hereunder) without the prior written consent of the Company. This provision does not apply to information which becomes available publicly without the fault of the Executive or information which the Executive is required to disclose in legal proceedings, provided the Executive gives advance written notice to the Board and an opportunity to for the Company to resist such disclosure.

7.2           Intellectual Property.  During the Employment Period, the Executive will disclose to the Company all ideas, proposals, and plans invented or developed by the Executive which relate directly or indirectly to the business of the Company or any of its subsidiaries or affiliates including, without limitation, any ideas, proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable. The Executive agrees that all such ideas, proposals, and plans are and will be the property of the Company. The Executive further agrees, at the Company’s request, to do whatever is necessary or desirable to secure for the Company the rights to said ideas, proposals, and plans, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to the Company.

7.3           Non-Solicitation. The Executive further agrees that during the Employment Period and for a period of twelve (12) months thereafter, the Executive will not (i) encourage, induce, attempt to induce, solicit, attempt to solicit or hire any employee, consultant or contractor to leave his or his employment or engagement with Company or any affiliate of Company or (ii) intentionally divert or take advantage of any actual or potential business opportunities of Company or its affiliates in which the Company or its affiliates have a current interest or expectancy, or solicit or induce any customer, client, subscriber or supplier of the Company or its affiliates to change its relationship with the Company or its affiliates, or establish any relationship with the Executive for any business purpose related to the Restricted Business, or otherwise interfere with the Company’s business or its relationship or prospective relationship with any person or entity that is, was or is expected to become a customer or client of the Company or its affiliates.

7.4           Non-Compete. In consideration of the Company’s agreements herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive agrees, in addition to any other obligation imposed by this Section 7, that he will not, during the Employment Period and for a period of twelve (12) months thereafter (the “Non-Compete Period”), engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in any business directly or indirectly that competes with the Restricted Business, anywhere in the United States or Canada where the Company is engaged in business as of the date of termination. The Executive specifically acknowledges that he is of special, unique and extraordinary value to the Company and that as a key executive of the Company, he has access to all confidential information, trade secrets, and the like, of the Company, and that in view of the foregoing, the restrictions imposed by this Section 7.5 are reasonably necessary to protect the Company against unfair competition by the Executive and are not unduly burdensome to the Executive.

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7.5           Non-Disparagement. At all times during the Employment Period and thereafter (regardless of how the Executive’s employment was terminated), both the Executive and Company shall not, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about the Executive or Company (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).

7.6           Injunctive Relief. The Executive and the Company recognizes and acknowledges that a breach of the covenants contained in Section 7 will cause irreparable damage to Company or Executive and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive and Company agrees that in the event of a breach of any of the covenants contained in Section 7, in addition to any other remedy which may be available at law or in equity, the Company or Executive will be entitled to specific performance and injunctive relief.

7.7           Interpretation. In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. As used in this Section 7, the term “Company” shall include the Company and its direct or indirect subsidiaries, if any.

8.           Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon delivery personally, by facsimile with proof of completed transmission or by overnight mail with proof of receipt, or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9.           Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.         Entire Agreement. This Agreement and the exhibits hereto constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11.         Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

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12.         Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

13.         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

14.         Arbitration. The parties agree that any controversy, claim, or dispute arising out of or relating to this Agreement, or the breath thereof, or arising out of or relating to the employment of the Executive, or the termination thereof, including any claims under federal, state, or local law, shall be resolved by arbitration in New York, New York, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

15.         Indemnification. The Company shall indemnify and save harmless the Executive for any liability incurred by reason of any act or omission performed by the Executive while acting in good faith on behalf of the Company and within the scope of the authority of the Executive pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Certificate of Incorporation and the General Corporation Law of the State of Delaware, except that the Executive must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

16.         Cooperation with the Company after Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of the Executive’s pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Following any notice of termination of employment by either the Company or the Executive, the Company shall be entitled to such full time or part time services of Executive as the Company may reasonably require during all or any part of the fifteen (15)-day period following any notice of termination, provided that Executive shall be compensated for such services at the same rate as in effect immediately before the notice of termination.

17.         Miscellaneous.

17.1         No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

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17.2         The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.3         In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

17.4         This Agreement is effective as of the date of execution of this Agreement, will survive Executive’s employment with the Company, and does not in any way restrict Executive’s right or the right of the Company to terminate Executive’s employment.

17.5         Each party certifies and acknowledges that he or it has carefully read all of the provisions of this Agreement and that he or it understands and will fully and faithfully comply with its provisions.

17.6         The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

17.7         Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A, including without limitation any such regulations or other guidance that may be issued after the Commencement Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided hereunder may be subject to Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

MICROLIN BIO, INC.

By:	/s/ Joseph Hernandez

EXECUTIVE:

/s/ Joseph Hernandez
Joseph Hernandez

[Signature Page to Employment Agreement]

Annex A

1. Bota-Nik, LLC

2. VitaBar, LLC

3. Mariel Advisors, LLC

4. Prolias Technologies, INC

Annex B

Incentive Units Agreement